EXHIBIT 21.1

Qrons Inc.

List of Subsidiaries

(as of April 15, 2025)

Name of Subsidiary	Domicile	Percent Ownership
First Person Ltd.	Alberta, Canada	100%
First Person Inc.	Delaware, USA	100% owned by First Person Ltd.